CONSULTING AGREEMENT

This Agreement dated December 13, 2006 is made by and between NVESTrain, of Tiffin, Ohio, referred to as "Consultant", and Millenium Holding Group, Inc., of Henderson, Nevada, a Nevada Corporation, referred to as the "Company".

1.
Consultation Services. The Company hereby engages the Consultant to perform the following services in accordance with the terms and conditions set forth in this Agreement: The Consultant will consult with the officers of the Company concerning matters relating to the investor relations, maximizing shareholder value and market liquidity and others to promote awareness and exposure of the Company. The Consultant will directly report to the CEO, Richard Ham.

2.	Terms of Agreement. This Agreement will begin December 13, 2006 and will end in 12 months.

3.	Place Where Services Will Be Rendered. The Consultant will perform most services in accordance with this contract at Tiffin, Ohio.

4.
Payment to Consultant. The Consultant will be paid $4,000 per month in cash or stock (if all or part of a month is paid in stock, amount of stock to be issued is based on the running 10-day average of the closing price for said month) the current closing price on the determination is made whether to pay cash or stock) plus options on 175,000 shares of restricted stock of the Company (OTCBB: MNHG) with piggyback registration rights at $.20 per share based upon the closing price on December 13, 2006. Consultant, may from time to time, be reimbursed for costs directly attributed to this agreement, if such costs are pre-approved by the Company in writing.

5.
Independent Contractor. Both the Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of its duties under this contract. Accordingly, the Consultant shall be responsible for payment of all taxes including: Federal, State and local taxes arising out of the consultant's activities in accordance with this contract, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fee as required.

6.
Confidential Information. The Consultant agrees that any information received by the Consultant during any furtherance of the Consultant's obligations in accordance with this contract, which concerns the personal, financial, proprietary information or confidential material or other affairs of the Company will be treated by the Consultant in full confidence and will not be revealed to any other persons, firms or organizations without consent of the Company.

7.
Termination.This contract may be terminated by either party with a 30 day written notice to the other party. If terminated by either party, the Consultant will not receive any further monthly payments, but will retain the full amount and rights to the options.

8.
Employment of Others. The Company may from time to time request that the Consultant arrange for the services of others. All costs to the Consultant for those services will be paid by the Company, but in no event shall the Consultant employ others without the prior authorization of the Company.

9.	Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Nevada.

10.	Signatures. Both the Company and the Consultant agree to the above contract.

COMPANY
MILLENIUM HOLDING GROUP, INC.

BY: /s/ Richard Ham
             Richard Ham, CEO/President

CONSULTANT
NVESTRAIN

BY: /s/ Dennis Burns
             Dennis Burns